(10.25)    Employment Agreement with Khanh Nguyen dated August 18, 2005


              Employment Agreement with Keith Nguyen

This Employment Agreement is reduced to writing and signed as of August 18, 2005 between DataLogic International, Inc. and Keith Nguyen to memorializes the agreement made on or about January 19, 2005.

DataLogic International, Inc., a Delaware corporation ("Employer") hereby hires Keith Nguyen ("Employee") as President of Employer, President of DataLogic Consulting, Inc. (a wholly owned subsidiary of Employer), and President of IPN Communications, Inc. (a wholly owned subsidiary of Employer). As such, Employer and Employee agree that the following terms and conditions shall be all of the material terms and conditions of Employee's employment by Employer. This agreement, upon due execution by Employer and Employee, shall supersede in its entirety any other prior agreements or understandings whether written or oral, other than the written Indemnification of Officer and Director agreement. This agreement, together with the Indemnification of Officer and Director agreement, is an integrated document and sets forth all of the material terms and conditions of Employee's employment with Employer and may only be amended in a writing specifically providing as such that is signed by the Employer and Employee.

Employer and Employee hereby agree that the material terms and conditions of Employee's employment by Employer are as follows:

1. The term of Employee's employment with Employer shall be for an initial period of two years ("Initial Term") commencing on January 19, 2005 (the "Commencement Date") and shall continue thereafter as herein provided for one
(1) year terms unless (i) notice that the agreement is not being renewed is provided by either Employer or Employee in compliance with paragraph 4 below (the "Expiration Date") or (ii) the agreement is terminated pursuant to the provisions of paragraph 5 below;

2. Employee's job title during the Initial Term and any Renewal Term shall be President of Employer, President of DataLogic Consulting, Inc. (a wholly owned subsidiary of Employer), and President of IPN Communications, Inc. (a wholly
owned subsidiary of Employer).    Employee shall have all of the powers and
duties commensurate with the positions;

3. Employer shall provide all certifications and resources to Employee as may be required from time to time to operate Employer in compliance with applicable laws, including but not limited to the Sarbanes Oxley Act;

4. Either Employer or Employee may give notice of non-renewal of Employee's employment beyond the expiration of the Initial Term by giving written notice to the other no less than ninety (90) days prior to the expiration of the Initial Term. If neither Employer nor Employee provides such non-renewal notice to the other ninety (90) days prior to the expiration of the Initial Term, then Employee's employment with Employer shall automatically renew for a one (1) year term at the compensation (including bonus structure and stock options) set by the Compensation Committee of Employer, which compensation shall be no less than 110% of the Employee's compensation in effect for the year immediately preceding the renewal. The term of the renewal agreement shall commence immediately upon the expiration of the Initial Term and run for a 1-year period (the "Renewal Term"). Thereafter the employment of Employee by Employer shall renew for successive 1 year periods unless either party provides written notice to the other no later than ninety (90) days prior to the expiration of the 1 year Renewal Term;

5. "Termination of Employment and Compensation Thereon." Employee's employment by Employer shall terminate on the earliest to occur of (i) the Expiration Date; or (ii) if the Employee's employment is terminated (x) by his death, the date of death, or (y) for any other reason permitted by this agreement, the date on which such termination is to be effective pursuant to the notice of termination given by the party terminating the employment relationship;

     (a) Death. The Employee's employment hereunder shall terminate upon the close of business on the date of his death. In such event, the Employer shall pay to such person as the Employee shall have designated in a notice filed with Employer, or if no such person shall have been designated, to his estate, as provided in paragraph 5(d);

     (b) Incapacity. If in the reasonable judgment of the Board Of Directors of the Employer, as a result of the Executive incapacity due to physical or mental illness or otherwise, the Employee shall for at least three (3) consecutive months during the term of this agreement have been unable to perform his duties under this agreement on substantially a full time basis, the Employer may terminate the Employee's employment as provided in this paragraph 5(b). If the Employer desires to so terminate Employee's employment, the Employer shall:
         i.      give prompt written notice to Employee of any such termination;
and
         ii. until the Expiration Date, continue to pay to the Employee or in the event of Employee's subsequent death, such person as the Employee shall have designated in a notice filed with the Employer, or, if no such person shall have been designated, to his estate, as provided in paragraph 5(d).

Any dispute between the Board of Directors of Employer and Employee with respect to the Employee's incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Board of Directors and the Employee or his duly authorized representative, whose decision shall be binding on all parties;

     (c) Termination by Employer. Employer may terminate Employee employment at any time for "Cause." The effective date of such termination of employment shall be the close of business on the prospective termination date set forth in the written notice of termination of employment provided by Employer to Employee through which Employer notifies Employee of the basis for the
"Cause" warranting Employee's termination of employment. For purposes of this agreement "Cause" shall be defined to mean (i) the conviction of Employee of a felony or a crime substantially involving Employee's personal dishonesty or moral turpitude, (ii) Employee's material breach of this agreement, (iii) substance abuse by Employee that materially prevents Employee from carrying out his duties and responsibilities to Employer for which Employee refuses to enter a qualified rehabilitation program, or (iv) breach of any fiduciary duties and responsibilities he may have because of any position he holds with Employer; provided, however, if the action or failure to act on the part of the Employee that would otherwise constitute "Cause" is susceptible to cure, then in order to constitute "Cause" the Employer must notify the Employee in writing of its intent to terminate the Employee for "Cause" and the reason therefore with as much specificity as reasonable under the circumstances, and provide Employee thirty (30) days from the date of such notice to Employee to
effect a cure.   Should Employer terminate Employee's employment for  "Cause"
Employee shall not be entitled to receive any additional payments for the remaining portion of the Initial Term or Renewal Term, as applicable, other than unpaid salary and other benefits accrued through the date of such termination. A termination of Employee's employment for any other reason other than as expressly provided in this subparagraph shall be a termination "Without Cause;"

     (d) Other than for "Cause" Employer may only terminate Employee's employment by paying employee for the balance, as applicable, of the Initial Term or the Renewal Term remaining after the date of termination of employment by Employer, as well as the Employee Severance, and vesting Employee in 100% of all of his unvested options (Quarterly Stock Option Grants and Initial Stock Option Grants);

6. Year 1 Compensation shall mean annual base salary of $140,000.00 payable as $60,000 in cash payable bi-weekly, $60,000 in unrestricted, non-legend, freely tradable (S8) stock of Employer payable $15,000.00 quarterly at the end of each calendar quarter, $20,000 of restricted stock payable $5,000 quarterly at the end of each quarter, as well as quarterly stock option grants of no less than one hundred thousand shares at the beginning of each of Employer's quarters commencing April 1, 2005 that vest 20% upon grant and thereafter equally on the first day of Employer quarter over the next succeeding 8 quarters (the "Quarterly Stock Option Grant") for the first year of the Initial term and any Renewal Term. The strike price for the options under the Quarterly Stock Option Grant shall be equal to the lowest ten (10) day average closing price as reported on the cumulative average of the OTC Bulletin Board (OTCBB) during the quarter in which the option is to be awarded. The options issued to Employees under each of the Quarterly Stock Option Grants shall be S8. Employee's base salary shall at no time be adjusted below $140,000 during the Initial Term of employment. Employer and Employee shall also agree upon an appropriate bonus plan for Employee, which shall be in addition to the above forms of compensation;

7. Year 2 Compensation shall mean (i) an annual base salary of $160,000.00 payable as $135,000 in cash, (ii) $25,000 in deferred income to be paid from available cash flow of Employer but that if not paid within 12 months from such deferral Employee may elect to convert 110% of such deferred income into S8 stock of Employer, and (iii) continuation of the Quarterly Stock Option Grant on the first day of each quarter of Employer except that the amount shall increase from one hundred thousand shares per quarter to one hundred fifty thousand shares per quarter. Employee's base salary shall at no time be adjusted below $160,000 during the Renewal Term of employment. Employer and Employee shall mutually agree upon a bonus plan, which shall be in addition to the above compensation;

8. "Employee Severance Payment" shall mean, in addition to the salary and benefits due Employee during the Initial Term or the Renewal Term, one (1) additional year of salary and benefits at the then rate prevailing rate for the year in which Employee's employment is terminated by Employer without "Cause";

9. Vacation Pay. Employee shall be entitled to take three (3) weeks of paid vacation per year, which paid time off shall be in addition to the Employer observed holidays;

10. During the Initial Term and any Renewal Term Employer agrees to maintain an office for Employee to work out of in Orange County California irrespective of wherever Employer may elect to relocate Employer's offices;

11. Employer agrees to pay on no less than a monthly basis the cell phone expense of Employee's cell phone, reasonable business promotion expenses incurred by Employee for the benefit of Employer, and travel and meal related expenses incurred by Employee for Employer's business;

12. Employer agrees to maintain Director and Officer Liability insurance with such insurers that are rated no less than A++ with no less than a three million dollar ($3,000,000.00) policy limit that shall not be reduced through the payment of defense costs on any claims made against the policy for all periods of time during, and for one year following the termination of, Employee's employment with Employer in such amounts as are reasonable for the size of Employer's business. Such policy shall name Employee specifically or by reference to positions held by Employee, as an insured or additional insured under such policy of insurance and the deductible, if any, for such
insurance shall not exceed $25,000.00.   To the fullest extent permitted by
law, Employer agrees to timely pay the full amount of the deductible on all claims made against the policy and agrees that Employee shall have no responsibility to pay any portion of the deductible, and that Employer shall hold Employee free and harmless from the payment of or responsibility for any amount of the deductible;

13. Employer further agrees to indemnify, defend, and hold harmless Employee from any and all claims to the fullest extent permitted by Delaware law;

14. Should a change of control take place either at any time prior to or within six (6) months following the expiration of the Initial Term or the Renewal Term, then 100% of Employee's unvested stock options shall accelerate and immediately vest;

15. Employer shall reimburse Employee for his out of pocket legal expense incurred in connection with this agreement concerning Employee's terms of employment and the preparation and finalization of a definitive employment agreement; and

16. Where specified in this Agreement, Employer notification to Employee shall consist of written notification signed by more than fifty percent (50%)
of the disinterested Board of Directors of Employer.   Disinterested Board of
Directors of Employer shall be Board members other than Employee.

Employer and Employer agree that the foregoing accurately reflects all of the material terms of Employee's employment with Employer and each agrees to be bound by such material terms and conditions effective as January 19, 2005.

DataLogic International, Inc.,
a Delaware corporation
Employer

/s/ Keith Moore
By: Keith Moore
Its: Chief Executive Officer
Dated: August 18, 2005

Keith Nguyen
Employee

/s/ Keith Nguyen
By: Keith Nguyen
Dated: August 18, 2005